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                                                            EX-99.B11(b)




                      Consent of Independent Accountants


We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 9 to the registration statement on Form N-1A of Marquis Funds (the "Registration Statement") of our report dated April 9, 1997, relating to the financial statements and financial highlights of International Equity Fund appearing in the February 28, 1997 Annual Report to Shareholders of the SEI International Trust, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the heading "Financial Statements" in the Statement of Additional Information.



PRICE WATERHOUSE LLP
Philadelphia, PA
July 23, 1997